Exhibit 99.(a)(1)(F)

FORM OF FINAL ELECTION CONFIRMATION STATEMENT: ACCEPTED OFFER

The Hain Celestial Group, Inc.

FINAL Election Confirmation Statement: Accepted Offer

Name: [ ]	Employee ID: [ ]

The Offer to Amend Eligible Options has expired. Your FINAL election for the Offer to Amend Eligible Options has been recorded as follows:

☒ Amend ALL Eligible Options

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible Options	Revised Measurement Date	FMV of Company Common Stock on Revised Measurement Date

As a result, the following actions have been taken with respect to your tendered Eligible Options:

Option Number	Adjusted Exercise Price	Number of Shares Currently Subject to Adjusted Options	Cash Bonus Due

The Cash Bonus due to you will be paid, less applicable withholdings, on the first regularly scheduled payroll date in January 2009, which will not be later than January 15, 2009.

This is your FINAL Election Confirmation Statement. Please print a copy of this statement and keep it in a safe place.

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